Exhibit 4.4

SAVVIS COMMUNICATIONS CORPORATION

AMENDED AND RESTATED CERTIFICATE OF DESIGNATIONS

FOR

SERIES B CONVERTIBLE PREFERRED STOCK

SAVVIS COMMUNICATIONS CORPORATION, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Issuer”), does hereby certify that the Board of Directors duly adopted the following resolutions, and these resolutions were approved by the holders of the requisite number of outstanding shares of Series B Convertible Preferred Stock pursuant to action by written consent in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware.

RESOLVED, that this Certificate of Designations, as set forth below, amends and restates in its entirety the Issuer’s original Certificate of Designations of the Series B Convertible Preferred Stock filed with the Secretary of State of the State of Delaware on February 6, 2004.

1. Designation and Number of Shares.

The series will be designated as the “Series B Convertible Preferred Stock” and the number of shares constituting such series will be eleven million (11,000,000) shares.

2. Dividends.

The Holders of Preferred Stock shall be entitled to receive, out of funds legally available therefore, dividends at the same rate and at the same time as dividends are paid with respect to the Common Stock (treating each share of Preferred Stock as being equal to the number of whole shares of Common Stock into which each share of Preferred Stock is then convertible).

3. Ranking.

3.1 The Preferred Stock will, with respect to distributions upon a Liquidation Event, rank: (a) senior to all classes of Junior Securities; (b) on a parity with Parity Securities; and (c) junior to each class of Senior Securities.

3.2 The Issuer is entitled to amend its Certificate of Incorporation to authorize one or more additional series of preferred stock, file certificates of designation, and issue without restriction from time to time, any series of Junior Securities, Parity Securities or Senior Securities.

4. Liquidation Preference.

(a) Upon any Liquidation Event, Holders of the Preferred Stock will be entitled to be paid, out of assets of the Issuer available for distribution, an amount equal to the greater of (i) the Liquidation Preference per share as of the date of the Liquidation Event, before any distribution is made on any Junior Securities, including, without limitation, the Common Stock or (ii) the amount to which Holders of Preferred Stock would otherwise be entitled had the Preferred Stock been converted into Common Stock in accordance with Section 5 immediately prior to such Liquidation Event. Payments required to be made pursuant to this Section 4(a) shall be made in cash.

(b) If, upon any Liquidation Event, the amounts payable with respect to the Liquidation Preference and the liquidation preference of all other Parity Securities are not paid in full, the Holders of the Preferred Stock and the Parity Securities will share pro rata in proportion to the full distribution to which each is entitled. After the payment of the full Liquidation Preference, such Holders shall not be entitled to any additional distribution of assets of the Issuer.

5. Conversion.

5.1 Conversion Rights.

(a) Each share of Preferred Stock shall automatically convert on the Effective Date into ten (10) shares of Common Stock. Not later than three (3) Business Days after the Effective Date, the Issuer shall give each Holder of shares of Preferred Stock written notice that the Effective Date has occurred.

(b) Immediately prior to the close of business on any Effective Date, each Holder of Preferred Stock whose shares of Preferred Stock have been converted in whole or in part pursuant to this Section 5.1 shall be deemed to be the Holder of record of Common Stock issuable upon such conversion of such Holder’s Preferred Stock notwithstanding that the share register of the Issuer shall then be closed or that certificates representing such Common Stock shall not then be actually delivered to such Person.

(c) On the Effective Date, all rights with respect to the shares of Preferred Stock so converted (other than the right to receive the notice referred to in 5.1(a) above) will terminate, except the rights of Holders thereof to: (i) receive certificates for the number of shares of Common Stock into which such shares of Preferred Stock have been converted upon surrender of certificates representing such shares of Preferred Stock; and (ii) exercise the rights to which they are entitled as Holders of Common Stock.

(d) If the Effective Date shall not be a Business Day, then the applicable conversion right shall be deemed exercised on the next Business Day.

5.2 From and after the Effective Date, the Issuer shall at all times reserve and keep available for issuance upon the conversion of the Preferred Stock such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Preferred Stock, and shall take all action required to increase the authorized number of shares of Common Stock if at any time there shall be insufficient authorized unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Preferred Stock.

5.3 The issuance or delivery of certificates for Common Stock upon the conversion of shares of Preferred Stock shall be made without charge to the converting Holder of shares of Preferred Stock for such certificates or for any tax in respect of the issuance or delivery of such certificates or the securities represented thereby, and such certificates shall be issued or delivered in the respective names of, or in such names as may be directed by, the Holders of the shares of Preferred Stock converted; provided, however, that the Issuer shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the Holder of the shares of Preferred Stock converted, and the Issuer shall not be required to issue or deliver such certificate unless or until the Person or Persons requesting the issuance or delivery thereof shall have paid to the Issuer the amount of such tax or shall have established to the reasonable satisfaction of the Issuer that such tax has been paid.

5.4 Stock Splits and Combinations. In case the Issuer shall at any time or from time to time after the Original Issuance Date (i) subdivide or split the outstanding shares of Common Stock, (ii) combine or reclassify the outstanding shares of Common Stock into a smaller number of shares or (iii) issue by reclassification of the shares of Common Stock any shares of capital stock of the Issuer, then, and in each such case, the number of shares of Common Stock into which the Preferred Stock shall be convertible shall be adjusted so that the Holder of any shares of Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock or other securities of the Issuer which such Holder would have owned or have been entitled to receive after the occurrence of any of the events described above, had such shares of Preferred Stock been surrendered for conversion immediately prior to the occurrence of such event. An adjustment made pursuant to this subparagraph (a) shall become effective at the close of business on the day upon which such corporate action becomes effective. Such adjustment shall be made successively whenever any event listed above shall occur.

5.5 Fundamental Changes. In case of any Fundamental Change, the Holder of each share of Preferred Stock outstanding immediately prior to the occurrence of such Fundamental Change shall have the right upon any subsequent conversion to receive the kind and amount of stock, other securities, cash and assets that such Holder would have received if such share had been converted immediately prior thereto. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5.5 with respect to the rights of the Holders of Preferred Stock after the Fundamental Change to the end that the provisions of this Section 5 shall be applicable after that event in a manner as nearly equivalent as practicable as before the Fundamental Change..

6. Amendment, Supplement and Waiver.

(a) Without the consent of any Holder of the Preferred Stock, subject to the requirements of the General Corporation Law of the State of Delaware, the Issuer may amend or supplement this Amended and Restated Certificate of Designations to cure any ambiguity, defect or inconsistency.

(b) This Amended and Restated Certificate of Designations may be amended by the Issuer with the consent of the Holders of at least 66 2/3% of the outstanding shares of Preferred Stock.

7. Voting. Except as set forth in Section 6 hereof or as otherwise provided by law, the Holders of Preferred Stock shall not be entitled to any voting rights.

8. Certain Definitions.

Set forth below are certain defined terms used in this Amended and Restated Certificate of Designations.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in the City of New York or other place where payment is to be received are authorized by law, regulation or executive order to remain closed.

“Capital Stock” means any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock or partnership or membership interests, whether common or preferred.

“Common Stock” means the Issuer’s authorized $.01 par value Common Stock.

“Effective Date” means the date which is the later of (i) the date of receipt of Shareholder Approval (as such term is defined in the Amended and Restated Securities Purchase Agreement, dated as of February 9, 2004, by and among Welsh, Carson, Anderson & Stowe VIII, L.P. and the several other entities and individuals affiliated with therewith, Constellation Venture Capital II, L.P., Constellation Venture Capital Offshore II, L.P., The BSC Employee Fund IV, L.P., CVC II Partners, L.L.C., Oak Hill Special Opportunities Fund, L.P., Oak Hill Special Opportunities Fund (Management), L.P., WFC Holdings Corporation, Oak Hill Securities Fund, L.P., Oak Hill Securities Fund II, L.P., Lerner Enterprises, L.P., P&PK Family Ltd. Partnership, Cardinal Investment Partners I, L.P., Oak Hill Credit Alpha Fund, L.P., Oak Hill Credit Alpha Fund (Offshore), Ltd., Oak Hill Advisors, L.P., Cardinal Fund I, L.P., FW Savvis Investors, L.P. and the other entities that become a party thereto pursuant to the terms thereof (the “Securities Purchase Agreement”)) and (ii) the date of HSR Approval (as such term is defined in the Securities Purchase Agreement).

“Fundamental Change” means any transaction or event, including, without limitation, any merger, consolidation, sale of assets, reclassification, recapitalization, compulsory share exchange or liquidation, in which all or substantially all outstanding shares of the Issuer’s Common Stock are converted into or exchanged for stock, other securities or assets.

“Holder” means a Person in whose name shares of Capital Stock are registered.

“Issuer” means SAVVIS Communications Corporation, a Delaware corporation.

“Junior Securities” means Common Stock and each other class of Capital Stock or series of preferred stock issued by the Issuer that is established after the date of this Amended and Restated Certificate of Designations by the Board of Directors of the Issuer and the terms of which do not expressly provide that such class or series will rank senior to or on a parity with the Preferred Stock as to dividend distributions and distributions upon a Liquidation Event.

“Liquidation Event” means any voluntary or involuntary liquidation, dissolution or winding up of the Issuer.

“Liquidation Preference” means the par value per share of the Preferred Stock.

“Original Issuance Date” means the first date on which the Issuer issues any shares of Preferred Stock.

“Parity Securities” means each class of Capital Stock or series of preferred stock issued by the Issuer that is established after the date of this Amended and Restated Certificate of Designations by the Board of Directors of the Issuer and the terms of which expressly provide that such class or series will rank on a parity with the Preferred Stock as to dividend distributions and distributions upon a Liquidation Event.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock issuer, interest, trust or unincorporated organization (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).

“Preferred Stock” means the Preferred Stock authorized in this Amended and Restated Certificate of Designations.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Senior Securities” means (a) the Issuer’s Series A Convertible Preferred Stock and (b) each class of Capital Stock or series of preferred stock issued by the Issuer that is established after the date of this Amended and Restated Certificate of Designations by the Board of Directors of the Issuer and the terms of which expressly provide that such class or series will rank senior to the Preferred Stock as to dividend distributions and distributions upon a Liquidation Event.

9. Transfer Agent.

The Issuer shall be the duly appointed transfer agent for the Preferred Stock (the “Transfer Agent”).

10. Notices.

Any notices given pursuant to this Amended and Restated Certificate of Designations shall be by (i) first class mail, postage prepaid or (ii) by a nationally recognized overnight courier, and sent to the address of the Holders as shown on the books of the Transfer Agent. Any notice required by the provisions of this Amended and Restated Certificate of Designations shall be in writing and shall be deemed effectively given (i) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid or (ii) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.

11. Other Provisions.

11.1 With respect to any notice to a Holder of shares of the Preferred Stock required to be provided hereunder, neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular Holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other Holders or affect the legality or validity of any distribution, right, warrant, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up, or the vote upon any such action.

Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Holder receives the notice.

11.2 Shares of Preferred Stock issued and reacquired will be retired and canceled promptly after reacquisition thereof and, upon compliance with the applicable requirements of Delaware law, have the status of authorized but unissued shares of preferred stock of the Issuer undesignated as to series and may with any and all other authorized but unissued shares of preferred stock of the Issuer be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Issuer except that any issuance or reissuance of shares of Preferred Stock must be in compliance with this Amended and Restated Certificate of Designations.

11.3 In the Issuer’s discretion, no fractional shares of Common Stock or securities representing fractional shares of Common Stock will be issued upon conversion, redemption, or as dividends payable in the Preferred Stock. Any fractional interest in a share of Common Stock resulting from conversion, redemption, or dividend payment will be paid in cash based on the last reported sale price of the Common Stock on the Nasdaq SmallCap Market (or any national securities exchange or authorized quotation system on which the Common Stock is then listed) at the close of business on the trading day next preceding the date of conversion or such later time as the Issuer is legally and contractually able to pay for such fractional shares.

11.4 The shares of Preferred Stock shall be issuable in whole shares.

11.5 All notice periods referred to herein shall commence on the date of the mailing of the applicable notice.

IN WITNESS WHEREOF, SAVVIS Communications Corporation caused this Amended and Restated Certificate of Designations to be signed this 3rd day of May, 2004.

SAVVIS COMMUNICATIONS CORPORATION, a Delaware corporation

By:	/s/ Grier C. Raclin
Name: Grier C. Raclin
Title: Chief Legal Officer

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